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SARNA & COMPANY
Certified Public Accountants


310 N. Westlake Boulevard
Suite 270


Westlake Village, California 91362

805-371-8900
Fax 805-379-0140


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our audit report dated January 20, 2000, on the financial statements of Crossnet Ventures, Inc. ("the Company") for the period ended December 31, 1999 in the Company's Form SB-2 registration statement to be filed with the United States Securities Exchange Commission. We also consent to the application of such report to the financial information in the Form SB-2 registration statement, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/ Sarna & Company

Sarna & Company
Certified Public Accountants
Westlake Village, California
May 3, 2000